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                                                                     EXHIBIT 5.1

                   [LETTERHEAD OF MORRISON & FOERSTER LLP]

                              September 9, 1998



BEA Systems, Inc.
2315 North First Street
San Jose, CA 95131

     Re:  4% Convertible Notes Due June 15, 2005
          Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to BEA Systems, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement (the "Registration Statement") on Form S-3 under the Securities Act of 1933, as amended, for the registration and resale of an aggregate of $250,000,000 principal amount of 4% Convertible Notes due June 15, 2005 (the "Notes") and 9,467,450 shares of the common stock, par value $.001 per share of the Company issuable upon conversion of the Notes (the "Shares") being offered by certain selling securityholders specified therein (the "Selling Securityholders"). The Notes will be issued pursuant to the terms and conditions of, and in the forms set forth in, an indenture dated as of June 1, 1998 (the "Indenture") between the Company and State Street Bank and Trust Company of California, N.A., as trustee (the "Trustee"). The form of the Indenture has been filed as an exhibit to the Registration Statement.

     We have examined originals or copies of the Indenture and the Notes. In addition, we have examined such records, documents, certificates of public officials and of the Company, made such inquiries of officials of the Company, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein. As counsel to the Company, we have examined the proceedings taken by the Company and the Selling Securityholders in connection with the sale by the Selling Securityholders of up to $250,000,000 of Notes and up to 9,467,450 shares of Stock.

     We have assumed the genuineness of all signatures, the authenticity of all Notes submitted to us as originals and the conformity with originals of all items submitted to us as copies. We have also assumed that each party to the Indenture and the Notes, other than the Company, has the power and authority to execute and deliver, and to perform and observe the provisions of, the Indenture and the Notes, and has duly authorized, executed and delivered the Indenture and the Notes, that the Indenture constitutes the legal, valid and binding obligations of the Trustee, and that the Indenture has been duly authenticated by the Trustee and will be duly qualified under the Trust
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                            MORRISON & FOERSTER LLP

BEA Systems, Inc.
September 9, 1998
Page Two

Indenture Act of 1939, as amended. We have also assumed compliance with all applicable state securities and "Blue Sky" laws.

     The opinions hereinafter expressed are subject to the following further qualifications and exceptions:

        (i) The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;


        (ii) Limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Notes and the Indenture; and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenants of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material;

        (iii) We express no opinion as the effect on the opinions expressed herein of (a) the compliance or non-compliance of any party to the Indenture or the Notes (other than the Company) with any laws or regulations applicable to it, or (b) the legal or regulatory status or the nature of the business of any such party;

        (iv) The effect of judicial decisions which may permit the introduction of extrinsic evidence to supplement the terms of the Indenture or the Notes or to aid in the interpretation of the Indenture or the Notes;

        (v) We express no opinion as to the enforceability of provisions of the Indenture or the Notes imposing, or which are construed as effectively imposing, penalties;

        (vi) The enforceability of provisions of the Indenture or the Notes which purport to establish evidentiary standards or to make determinations conclusive; and

        (vii) We express no opinion as to the enforceability of any choice of law provisions contained in the Indenture or the Notes or the enforceability of any provisions which purport to establish a particular court as the forum for adjudication of any controversy relating to the Indenture or the Notes or which purport to cause any party to waive or alter any right to a trial by jury or which waive objection to jurisdiction.
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                            MORRISON & FOERSTER LLP

BEA Systems, Inc.
September 9, 1998
Page Three

     Based upon and subject to the foregoing, we are of the following opinions:

        (1) The Notes, assuming due authentication of the Notes by the Trustee, constitute valid and binding obligations of the Company; and

        (2) The Notes and the Stock that may be sold are legally and validly issued, fully paid and nonassessable.

     We express no opinion as to matters governed by laws of any jurisdiction other than the following as in effect on the date hereof: the substantive laws of the State of New York and Delaware (without reference to the choice of law rules of either state) and the federal laws of the United States of America.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

                              Very truly yours,

                              /s/ Morrison & Foerster LLP
                              ____________________________________
                              Morrison & Foerster LLP